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                                                                    EXHIBIT 4.2

                             SUBSCRIPTION AGREEMENT

                 Effective this ____________ day of May, 1994, the UNDERSIGNED hereby subscribes for and agrees to purchase 10,000 shares of the common stock of Church & Dwight Co., Inc., par value $1.00 per share, pursuant to the Church & Dwight Co., Inc. Executive Stock Purchase Plan (the "Plan") and further agrees to be bound by the terms and conditions of the Plan, attached hereto and made a part hereof.

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